Exhibit 10.1

Execution Version

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is by and between Kunwar Shailubhai (“Executive”) and Synergy Pharmaceuticals Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive’s status as an employee of the Company will end effective on May 23, 2017 (the “Termination Date”); and

WHEREAS, Executive and the Company desire to assure a smooth and effective transition of Executive’s duties and to wind-up their employment relationship amicably; and

WHEREAS, the payments and benefits being made available to Executive pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain Third Amended and Restated Executive Employment Agreement dated January 7, 2015, between Executive and the Company, as amended on January 18, 2016 and November 30, 2016 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Executive and the Company, intending to be legally bound, hereby agree as follows:

1.             Termination Date.  Executive acknowledges that his status as an employee and officer of the Company will end on the Termination Date.  Executive understands that this Agreement is only effective if it is executed on or before May 24, 2017 (which is at least forty-five (45) days from the date Executive received this Agreement). Executive has seven (7) days after Executive signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”).

2.             Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s timely execution and non-revocation hereof and Executive’s compliance with Executive’s obligations pursuant to this Agreement and the Surviving Provisions, to provide Executive the severance payments and benefits set forth below:

(a)           Severance Payment.  The Company shall pay Executive a lump sum cash payment of $596,250 as follows:  (x) $198,750 shall be paid in a lump sum cash payment on the first payroll date after July 1, 2017 and (y) $397,500 (the “Severance Payment”) shall be paid in a lump sum cash payment on the earlier of (i) November 25, 2017 and (ii) the date of Executive’s death.

(b)           Benefits Coverage; Indemnification.  If Executive is enrolled in the Company’s group medical, vision and/or dental plans on the Termination Date, Executive may elect to continue Executive’s participation and that of Executive’s eligible dependents in those plans for a period of time under COBRA.  Executive may make such an election whether or not Executive accepts this Agreement.  However, if Executive accepts this Agreement and Executive timely elects to continue Executive’s participation and/or that of Executive’s eligible dependents in such plans, the Company will pay the full premium cost of Executive’s and his dependents’ COBRA continuation coverage until the earlier of the conclusion of the twelve (12) month period following the Termination Date or the date that Executive is no longer entitled to coverage under COBRA. If the Company’s contributions end before Executive’s entitlement to coverage under COBRA concludes, Executive may continue such coverage by paying the full premium cost himself.  Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions as described under this Section 2(b), would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or applicable regulations or guidance issued under the ACA or Code Section 105(h), Executive and the Company agree to work together in good faith to restructure such benefit. The Company further agrees to continue to provide D&O coverage for the Executive under the Company’s D&O policy (with coverage no less favorable than the coverage applicable to Executive immediately prior to the Termination Date) for a period of six (6) years following the Termination Date.

(c)           Equity Awards.  Any unvested stock options granted to Executive by the Company will accelerate and become fully vested and exercisable as of the Termination Date and each stock option granted to Executive by the Company (including, without limitation, such stock options that receive accelerated vesting under this Section 2(c)) shall remain exercisable until the ten (10) year anniversary of the date of grant thereof.

(d)           Taxes; Tax Payments.

i.                                          Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. The Company shall make a payment to Executive of $22,500 within 10 days after the Termination Date and three payments of $7,500 each for each of the three months ended March 31, 2018 (with such payments to be made within 10 days after the end of the applicable month).

ii.                                       If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Executive on or before the tenth (10th) day following the date of the payment giving rise to the Excise Tax, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive of the Gross-Up Payment, after deduction of any federal, state and local income and employment taxes (including, without limitation, the Excise Tax) on the Gross-Up Payment equals the total

Excise Tax imposed on the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any payments or benefits received or to be received by the Executive in connection with a Change in Control (as defined in the Employment Agreement) or the Executive’s termination of employment, whether payable pursuant to this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transaction causing such a Change in Control, will become affiliated) with the Company within the meaning of Section 1504 of the Code (such severance and Change in Control payments and benefits, the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless and then only to the extent, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive (the “Calculation Firm”), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax and (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments and benefits that shall be determined by the Calculation Firm in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence at the time the Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company within 30 days after the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Executive remains whole on an after-tax basis from the Excise Tax following such repayment (taking into account any reduction in income or excise taxes to the Executive from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment (consistent with how the Gross-Up Payment is determined) in respect of such excess (plus any interest payable with respect to such excess) within 30 days after the time that the amount of such excess is finally determined.  For the avoidance of doubt, the Gross-Up Payment shall be paid in addition to the Total Payments, and in no event shall the Total Payments be reduced.  In all events, any gross-up payment (including the Gross-Up Payment) shall be paid by no later than the last day of the year immediately following the year in which Executive pays the relevant tax.

iii.                                    In the event that Executive incurs any additional tax, interest or penalties imposed by Code Section 409A (the “Section 409A Tax”) as a result of a subsequent audit by the Internal Revenue Service or self-reporting by the Company, then the Company shall pay to Executive an additional amount (the “Section 409A Gross-Up Payment”) such that Executive is placed in the same after-tax financial position as if no such violation of Code Section 409A had occurred.  Any Section 409A Gross-Up Payment shall be made within ten (10) days after the date on which Executive pays the Section 409A Tax. Notwithstanding the foregoing, in no event will the Company be liable for any Section 409A Tax with respect to the payment of any Realization Bonus or any failure of this Agreement to comply with Code Section 409A.

(e)           Realization Bonus.

i.                                          In the event that within 30 years from the Effective Date,

A.                                    (i) The Company engages in a merger transaction, or the stockholders of the Company sell their shares of the Company’s stock pursuant to a tender offer or similar transaction, in either case, as a result of which the stockholders of the Company existing immediately before the consummation of such merger or sale beneficially own less than 20% of the voting power of the stock of the Company or the ultimate parent of the surviving entity immediately after the consummation of the merger or sale, where the Enterprise Value equals or exceeds a minimum value of $400 million (and subsection B. doesn’t apply) or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis) occurs, where the Enterprise Value equals or exceeds a minimum value of $400 million (and subsection B. doesn’t apply), then in either case of clauses (i) and (ii), the Executive shall accrue a bonus in an amount determined by multiplying the Enterprise Value by 1.0%.

B.                                    (i) The Company engages in a merger transaction, or the stockholders of the Company sell their shares of the Company’s stock pursuant to a tender offer or similar transaction, in either case, as a result of which the stockholders of the Company existing immediately before the consummation of such merger or sale beneficially own less than 20% of the voting power of the stock of the Company or the ultimate parent of the surviving entity immediately after the consummation of the merger or sale, where the Enterprise Value equals or exceeds a minimum value of $1 billion or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis) occurs, where the Enterprise Value equals or exceeds a minimum value of $1 billion, then in either case of clauses (i) and (ii), the Executive shall accrue a bonus in an amount determined by multiplying the Enterprise Value by 1.17%.

C.                                    The Company engages in (i) a merger transaction, as a result of which the stockholders of the Company existing immediately before the consummation of such merger beneficially own 20% or more, but not more than 70%, of the voting power of the stock of the ultimate parent of the surviving entity immediately after the consummation of the merger, where the Enterprise Value of the Company (either at the effective date of the transaction or the first anniversary of the effective date of the transaction) equals or exceeds a minimum value of $250 million or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis), where the Enterprise Value equals or exceeds a minimum value of $250 million (and neither subsection A. nor subsection B. applies), then in either case of clauses (i) and (ii), the Executive shall accrue a bonus in an amount determined by multiplying the Enterprise Value by 1.0%.

Notwithstanding the foregoing, such amounts shall be payable only if the transaction described in clause A, B or C above satisfies the requirements of Treasury Regulation 1.409A-3(i)(5)(v), (vi) or (vii).

ii.             The accrued bonuses shall be payable to Executive in the same form of the consideration received by the Company or by the Company’s stockholders (as applicable) in full contemporaneously at the closing of any transaction described in clause A, B or C above (subject to Section 2(e)(iii) below).

iii.            The “Enterprise Value” in the case of a transaction in which consideration is payable to the Company in respect of its assets or business, shall mean the total cash and non-cash (including, without limitation, the assumption of debt) consideration received by the Company or in the case of a transaction in which consideration is payable to the Company’s stockholders, the total cash and non-cash (including, without limitation, the assumption of debt) consideration payable to the Company’s stockholders. “Enterprise Value” shall also include, if applicable, any cash or non-cash consideration payable to the Company/its subsidiaries or to the Company’s stockholders on a contingent, earnout or deferred basis (but (A) for purposes of a transaction that doesn’t satisfy the requirements of Treasury Regulation 1.409A-3(i)(5)(v) or (vii), only to the extent that the payment thereof constitutes a “substantial risk of forfeiture” under Code Section 409A and the payments related thereto are made within the short-term deferral period under Code Section 409A and (B) for purposes of a transaction that satisfies the requirements of Treasury Regulation 1.409A-3(i)(5)(v) or (vii), such consideration shall be paid as and when received by the Company/its subsidiaries or the Company’s stockholders in such transaction (as applicable), provided that no consideration will be paid after the fifth anniversary of such transaction unless permitted by Code Section 409A)). To the extent that any consideration in a transaction is not received in cash upon the consummation of the transaction, the value of such non-cash consideration for purposes of calculating the Enterprise Value will be determined by the independent Board of Directors of the Company prior to the transaction in good faith in consultation with an independent investment bank or financial advisor retained by the Board of Directors of the Company in connection with the transaction. In the event that less than 100% of the stock or assets of the Company is purchased in the transaction, the Enterprise Value shall be extrapolated from the percentage of the Company’s capital stock or assets impacted in such transaction to determine if the applicable threshold was exceeded, but the Realization Bonus shall be calculated based on the actual consideration received by the Company or shareholders, as the case may be. This Section 2(e), however, shall not apply to any event resulting in a transaction in which neither the Company nor its stockholders receives consideration either upon, or in connection with, the occurrence or consummation of such transaction.  For purposes of Section 2(i)(e)(C), Enterprise Value at any time subsequent to the effective date of a transaction shall be computed by reference to the market capitalization of the combined entity (based on an average closing price of the combined entity’s common stock for a period of 20 consecutive trading days) multiplied by the quotient of the number of shares of common stock and common stock equivalents of the combined entity issued to the Company’s stockholders in the transaction divided by the total number of shares of the common stock and common stock equivalents of the combined entity outstanding on the effective date of the transaction, in each case determined on a fully diluted basis.

iv.                                   Any amount payable under this Section 2(e) is referred to herein as a “Realization Bonus.”

(f)                                   Sole Separation Benefit.  Executive agrees that the payments and benefits provided by this Agreement are not required under the Company’s normal policies and procedures and are provided solely in connection with this Agreement. Executive further acknowledges and agrees that the payments and benefits referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

(g)                                  Continued Obligations.  Executive acknowledges and agrees that Executive shall continue to be subject to, and abide by, Section 2 (Confidential Information) and Section 3 (Non-Competition; Non-Solicitation) of the Employment Agreement and the terms of the Nondisclosure, Noncompete, Nonsolicitation and Assignment of Inventions Agreement executed by Executive on January 6, 2014 and attached hereto as Exhibit A (such Nondisclosure, Noncompete, Nonsolicitation and Assignment of Inventions Agreement, together with Sections 2 and 3 of the Employment Agreement, the “Surviving Provisions”), which shall continue to apply and remain in full force and effect; provided, however, that in consideration of the Company’s agreement to Section 2(e) hereof, Executive acknowledges and agrees that Section 3 (Non-Competition; Non-Solicitation) of the Employment Agreement shall continue to apply for a period of two (2) years following the Termination Date. The Executive further acknowledges and agrees that in order to comply with the Surviving Provisions, from and after the Termination Date, Executive may not at any time nor in any venue proactively speak about, present or author any materials with respect to the Company or its products without the Company’s advance written consent, whether at medical, clinical, investor or analyst presentations or otherwise, except upon request and at the direction of the Company, other than (i) to his legal counsel or tax or financial advisors, (ii) as required by law or legal process, (iii) to the limited extent necessary to defend himself against any claims (x) brought by the Company or (y) in relation to his work for the Company, (iv) statements made by Executive regarding the Company and/or its products that do not breach  the Surviving Provisions or Section 6(b) hereof, or (v) statements made by Executive regarding (a) Executive’s former position, titles, achievements, duties or responsibilities with the Company or any of its subsidiaries, or (b) Executive’s role at the Company and/or role with respect to any Company products on which Executive worked, provided that (x) in the case of clauses (a) and (b), such statements do not breach any of the Surviving Provisions or Section 6(b) of this Agreement, and (y) in the case of clause (b), such statements contain only information about the Company or any of its products that is in the public domain or generally known within the industry. (the foregoing clauses (i) through and including (v), the “Exceptions”)). In addition, the Executive agrees that, if asked about the Company or its products by a third party having no involvement in Executive’s performance of his obligations under Section 6(c), Executive will state that he is not an employee of the Company and, unless permitted by one of the Exceptions (i) — (iii) or (v), will defer the question to the Company for response. If the Company believes that Executive has breached any provision of this Agreement or the Surviving Provisions, then it shall provide Executive with written notice of such alleged breach within 30 days after it has knowledge of the occurrence thereof and shall provide Executive with 30 days to cure such alleged breach (any breach so cured shall not be deemed a breach of this Agreement or any of the Surviving Provisions). If the Executive

breaches this Agreement or any of the Surviving Provisions, and fails to cure said breach, the Company shall have no further obligation to provide any payments or benefits pursuant to this Agreement, including, without limitation, any Realization Bonus. The Company acknowledges and agrees that (x) the press release issued by Rasna Therapeutics, Inc. on April 20, 2017 regarding Executive’s appointment as Chief Executive Officer (including the contents thereof) (the “Press Release”) does not constitute a breach of this Agreement or the Surviving Provisions and (y) it is not aware of any breach by Executive of any of the Surviving Provisions or any provision of this Agreement.  The Company hereby covenants and agrees that it will not make any claim against Executive relating to the Press Release.

3.                                      Full Payment; Termination of Employment Agreement.  Other than as set forth in Section 2 above and Section 10 below, Executive shall not be entitled to any other payments including but not limited to bonuses, commissions, or other cash or non-cash awards, penalties, interest or attorneys’ fees, and Executive expressly represents that Executive has been compensated for all monies owed to Executive from Executive’s employment with the Company; provided, however, that to the extent unpaid as of the Effective Date, the Company shall pay the Compensation Payment (as defined in the Employment Agreement) to Executive as provided in Section 4.1 of the Employment Agreement. On the Termination Date all provisions of the Employment Agreement, other than the Surviving Provisions and Section 5 of the Employment Agreement, shall terminate and Executive shall have no further rights thereunder.

4.                                      General Release.  As a material inducement for the Company to enter into this Agreement, and in exchange for the performance of the Company’s obligations under this Agreement provided for herein, Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company or any of its respective subsidiaries, affiliates or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives (collectively, the “Releasees”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind.  This includes, but is not limited to, any claim to any equity-based or similar type of award or incentive with respect to the Releasees, including any claim for benefits under any stock option or other equity-based incentive plan of the Releasees (or any related agreement, arrangement or understanding with any Releasee); any claim to accelerated vesting or post-termination or severance benefits or payments that are or may become payable under any plan, arrangement, policy and agreement between Executive and the Company, including, without limitation, the Employment Agreement, each stock option agreement entered into between Executive and the Company and any agreement or policy with the Company under which Executive benefits, and any claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims, actual or potential, which in any way arise from or are related to Executive’s relationship with the Company, including, without limitation, relating to Executive’s compensation, the termination of the employment relationship, or any other conduct of the Company occurring prior to the execution of this Agreement.  This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Federal False Claims Act, as amended, 31 U.S.C. §§ 3729 et seq.; the Dodd-Frank Wall Street Reform and Consumer Protection Act; Pennsylvania Human Relations Act, Pennsylvania Minimum Wage Act of 1968, Pennsylvania Wage Payment and Collection Law, Pennsylvania Whistleblower Law; and any other federal, state or local laws of similar effect.  Notwithstanding the generality of the foregoing, Executive does not release any claims which Executive may have to the following (collectively, the “Unreleased Claims”): (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (ii) Executive’s right to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (iii) Executive’s right to any payments and benefits under this Agreement (including, without limitation, any of the payments and benefits set forth in Section 2), (iv) Executive’s right to vested benefits under the benefit plans of any Releasee, (v) Executive’s right to indemnification pursuant to Section 5 of the Employment Agreement and (vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.  The matters that are the subject of the releases referred to in this Section 4 (and, for the avoidance of doubt, excluding any Unreleased Claims) shall be referred to collectively as the “Released Matters.”

5.                                      Acknowledgements Related to ADEA.  Executive understands and acknowledges that:

(a)                                 This Agreement constitutes a voluntary waiver of any and all rights and claims Executive has against the Releases, or any of them, as of the date Executive executes this Agreement, for claims arising under the Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.

(b)                                 Executive has waived rights or claims pursuant to this Agreement and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.

(c)                                  Executive is hereby advised to consult with an attorney of Executive’s choosing concerning this Agreement prior to executing it.

(d)                                 Executive has been afforded a period of forty-five (45) days to consider the terms of this Agreement and the information annexed hereto as Exhibit B, as required by the Older Workers Benefits Protection Act, and in the event Executive should decide to execute this Agreement in fewer than forty-five (45) days, Executive has done so with the express understanding that Executive has been given and declined the opportunity to consider this Agreement for a full forty-five (45) days, and waives the balance of the forty-five (45) day period.

(e)                                  Executive may revoke this Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this Agreement shall not become effective or enforceable until such revocation period has expired.  Executive understands that if Executive does not sign this Agreement or Executive signs and subsequently revokes this Agreement before it becomes effective, Executive shall not be entitled to any of the payments or benefits provided in Section 2 of this Agreement.

6.                                      Transition; Non-Disparagement; Cooperation; Transfer of Company Property.  Executive further agrees that:

(a)                                 Transition.  Executive acknowledges and agrees that Executive shall collaborate with the Company in the development and issuance of any internal or external communications made by the Company addressing Executive’s separation pursuant to this Agreement.

(b)                                 Non-Disparagement. Executive agrees that Executive shall not at any time disparage or encourage or induce others to disparage the Company, any of its subsidiaries, or any of their respective past and present, officers, directors, employees, products or services (the “Company Parties”).  The Company agrees that it shall (i) instruct its present directors and officers not to disparage or encourage or induce others to disparage the Executive or his reputation (together, the “Executive Parties”) at any time during which they are employed by, or providing services to, the Company, and (ii) not cause or direct any of its past or present employees or independent contractors to disparage or encourage or induce others to disparage any of the Executive Parties.  For purposes of this Section 6(b), the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s or any subsidiaries’ employees or to any individual or entity with whom the Executive, the Company or any subsidiary thereof has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties or the Executive Parties, as applicable.  Notwithstanding the foregoing, nothing in this Section 6(b) shall prevent any person from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation in the forum in which such litigation, arbitration or mediation properly takes place, or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person.

(c)                                  Cooperation.  Commencing on the date hereof and continuing during the eighteen (18) month period after the Termination Date (the “Cooperation Period”), Executive agrees to (i) reasonably cooperate with the Company in its efforts to prosecute or defend itself against any claim, suit, demand or cause of action (not brought by the Company against Executive or by Executive against the Company) about which Executive has knowledge and (ii) provide the Company with advice and support relating to (1) the further development or formulation of Plecanatide and Dolcanatide, (2) the development of manuscripts respecting Plecanatide and Dolcanatide, (3) the Plecanatide and Dolcanatide I/P Estate; and (4)  the conduct of research performed at the Doylestown Lab for the Company. Notwithstanding the immediately preceding sentence, following the Termination Date, (a) the Company shall provide Executive with advance written notice of such required cooperation within a reasonable period of time prior to the date on which such cooperation will be required, (b) such cooperation shall not create a conflict with any of Executive’s obligations or duties to his then current employer, (c) such cooperation shall be provided at times and locations, and in a manner, that are mutually agreed between the Company and Executive, (d) Executive shall not be required to devote more than 15 hours per month in providing any such cooperation, (e) the Executive shall report to, and take direction from, only the Company’s Chief Executive Officer in providing the cooperation described in clause (ii) and (f) the Company shall reimburse Executive (in compliance with Code Section 409A) for all reasonable expenses incurred by him in complying with this Section 6(c), subject to appropriate itemization and substantiation of such expenses.

(d)                                 Return of Company Property.  Executive represents that on or before the date that is ten (10) days following the Termination Date, Executive will return to the Company all written Confidential Information (as defined in the Employment Agreement) in Executive’s possession (including, but not limited to, Company-provided credit cards, building or office access cards, keys, computer or other business equipment, manuals, files, documents, records, software, employee database and other data), and that Executive will not retain any copies, compilations, extracts, excerpts, abstracts, summaries or other notes of any such manuals, files, documents, records, software, customer or employee database or other data files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive’s possession, custody or control, including any computers, cellular phones, tablets, PDAs or similar business equipment; provided, however, that Executive shall be permitted to retain his laptop and access to his BOX account during the Cooperation Period; and provided, further, that if Executive has inadvertently retained non-material Confidential Information or property of the Company (“Covered Information”), it shall not be a breach of this Agreement or any of the Surviving Provisions if (i) promptly after becoming aware of his possession of such Covered Information Executive returns it to the Company, (ii) Executive has not disclosed such Covered Information in violation of the Surviving Provisions, and (iii) no loss or damage that is more than de minimis has been caused to the Company as a result of Executive’s retention of such Covered Information.  Notwithstanding this Section 6(d), the Company may provide Executive with Confidential Information and Company property in connection with his obligations under Section 6(c) hereof and Executive acknowledges and agrees that he shall return all such Confidential Information and Company property (including his laptop and access to his BOX account) within ten (10) days after the end of Executive’s obligations under Section 6(c) hereof or such earlier date as is requested reasonably in advance in writing by the Company (with the same procedures to apply regarding the inadvertent retention of Covered Information as set forth in the immediately preceding sentence).

7.             Executive Representations.  Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court regarding any claims released in this Agreement, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, (e) Executive is executing this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company, with full understanding of the terms and consequences, and (f) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

8.             Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereunder shall be governed by, the laws of New York, without regard to any principles of conflicts of laws.

9.             Section 409A.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Code Section 409A.  To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement, or the amount of in-kind benefits to be provided, in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year immediately following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

10.          Miscellaneous. This Agreement, together with the Surviving Provisions and Section 5 of the  Employment Agreement, is the entire agreement between the parties with regard to the subject matter hereof.  Executive and the Company acknowledge that there are no other agreements, written, oral or implied regarding such subject matter, and that neither the Company nor Executive may rely on any prior negotiations, discussions, representations or agreements regarding the subject matter hereof.  Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.  The Company represents that the Board of Directors of the Company has duly and validly authorized this Agreement.  This Agreement may be modified only in writing, and such writing must be signed by both Executive and the Company and recited that it is intended to modify this Agreement.  Within 10 days after both the Effective Date and the Company’s receipt of substantiation of expenses, the Company shall pay to Dechert LLP all legal fees incurred by Executive to Dechert LLP in connection with the negotiation and execution of this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the dates indicated below.

EXECUTIVE

/s/ Kunwar Shailubhai
Kunwar Shailubhai
Date: May 23, 2017

COMPANY

/s/ Gary Jacob
Name: Gary Jacob
Title: Chairman and Chief Executive Officer
Date: May 24, 2017

EXHIBIT A

CONFIDENTIALITY AGREEMENT AND INVENTIONS AGREEMENT

EXHIBIT B

DISCLOSURE INFORMATION PROVIDED PURSUANT TO THE

OLDER WORKERS BENEFIT PROTECTION ACT